Exhibit 99.1

NEWS RELEASE

1101 East Arapaho Road
Suite 200
Richardson TX 75081 USA
(972) 234-6400 main

Financial Contact

Michael L. Paxton, VP, CFO
972.301.3658, mpaxton@intrusion.com

INTRUSION INC. ACHIEVES PROFITABILITY IN THE THIRD QUARTER OF 2012 ON REVENUE OF $1.9 MILLION

Richardson, Texas — November 12, 2012 — Intrusion Inc. (OTCBB: INTZ), (“Intrusion”) announced today financial results for the three and nine months ended September 30, 2012.

Intrusion’s net income was $48 thousand in the third quarter 2012 compared to $121 thousand in the third quarter 2011 and $212 thousand in the second quarter 2012.

Intrusion’s revenue for the third quarter 2012 was $1.9 million compared to $1.8 million in the third quarter 2011 and $1.9 million for the second quarter 2012.

Gross profit was $1.1 million or 58 percent of revenue in the third quarter of 2012 compared to $1.1 million or 61% of revenue in the third quarter 2011 and $1.2 million or 63% of revenue in the second quarter 2012.

Intrusion’s third quarter 2012 operating expenses were $1.0 million compared to $0.9 million in the third quarter 2011 and $0.9 million in the second quarter 2012.

As of September 30, 2012, Intrusion reported cash and cash equivalents of $0.5 million, a working capital deficiency of $1.6 million and debt of $1.8 million.

“During the third quarter of 2012, we booked a total of $1.7 million of orders covering ten different projects,” stated G. Ward Paxton, President and CEO of Intrusion.

Intrusion’s management will host its regularly scheduled quarterly conference call to discuss the Company’s financial and operational progress at 4:00 P.M., CST today.  Interested investors can access the call at 1-877-258-4925 (if outside the United States, 1-973-500-2152).  For those unable to participate in the live conference call, a replay will be accessible beginning today at 7:00 P.M., CST until November 19, 2012 by calling 1-855-859-2056 (if outside the United States, 1-404-537-3406).  At the replay prompt, enter conference identification number 64602378.  Additionally, a live and archived audio webcast of the conference call will be available at www.intrusion.com.

About Intrusion Inc.

Intrusion Inc. is a global provider of entity identification systems, high speed data mining, regulated information compliance, data leak prevention and data privacy protection, and network intrusion prevention and detection products.  Intrusion’s product families include TraceCop™ for entity identification, Savant™ for network data mining, Compliance Commander™ for regulated information compliance, data leak prevention and data privacy protection, and Intrusion SecureNet for network intrusion prevention and detection.  Intrusion’s products help protect critical information assets by quickly detecting, protecting, analyzing and reporting attacks or misuse of classified, private and regulated information for government and enterprise networks.  For more information, please visit www.intrusion.com.

This release may contain certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties.  Such statements include, without limitations, statements regarding future revenue growth and profitability, the difficulties in forecasting future sales caused by current economic and market conditions, the effects of sales and implementation cycles for our products on our quarterly results and difficulties in accurately estimating market growth, the effect of military actions on government and corporate spending on information security products, spending patterns of, and appropriations to, U.S. government departments, as well as other statements.  These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements.  The factors that could cause actual results to differ materially from expectations are detailed in the Company’s most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.”

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except par value amounts)

	September 30,	December 31,
	2012	2011
ASSETS
Current Assets:
Cash and cash equivalents	$475	$308
Accounts receivable	601	480
Inventories, net	5	5
Prepaid expenses	45	90
Total current assets	1,126	883

Property and equipment, net	269	207
Other assets	45	40
TOTAL ASSETS	$1,440	$1,130

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable and accrued expenses	$790	$632
Dividends payable	239	123
Line of credit payable	43	80
Obligations under capital lease, current portion	99	74
Deferred revenue	63	97
Loan payable to officer	1,530	—
Total current liabilities	2,764	1,006

Loan payable to officer	—	1,530
Obligations under capital lease, noncurrent portion	112	53

Stockholders’ Deficit:
Preferred stock, $.01 par value:
Authorized shares — 5,000
Series 1 shares issued and outstanding — 220 Liquidation preference of $1,183 as of September 30, 2012	778	778
Series 2 shares issued and outstanding — 460 Liquidation preference of $1,241 as of September 30, 2012	724	724
Series 3 shares issued and outstanding — 354 Liquidation preference of $833 as of September 30, 2012	504	504

Common stock, $.01 par value:
Authorized shares — 80,000
Issued shares — 12,082 in 2012 and 11,952 in 2011 Outstanding shares — 12,072 in 2012 and 11,942 in 2011	121	119
Common stock held in treasury, at cost — 10 shares	(362)	(362)
Additional paid-in capital	55,799	55,686
Accumulated deficit	(58,893)	(58,801)
Accumulated other comprehensive loss	(107)	(107)
Total stockholders’ deficit	(1,436)	(1,459)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$1,440	$1,130

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenue	$1,855	$1,792	$5,202	$3,902
Cost of revenue	774	701	2,177	1,506

Gross profit	1,081	1,091	3,025	2,396

Operating expenses:
Sales and marketing	317	365	1,016	1,092
Research and development	414	313	1,125	1,149
General and administrative	270	268	891	869

Operating income (loss)	80	145	(7)	(714)

Interest expense, net	(32)	(24)	(85)	(41)
Other income	—	—	—	—

Income (loss) before income taxes	48	121	(92)	(755)

Income tax provision	—	—	—	—

Net income (loss)	$48	$121	$(92)	$(755)

Preferred stock dividends accrued	(39)	(38)	(116)	(113)
Net income (loss) attributable to common stockholders	$9	$83	$(208)	$(868)

Net income (loss) per share attributable to common stockholders:
Basic	$0.00	$0.01	$0.02	$(0.07)
Diluted	$0.00	$0.01	$0.02	$(0.07)

Weighted average common shares outstanding:
Basic	12,072	11,902	12,011	11,855
Diluted	13,922	13,608	12,011	11,855